UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 6, 2014

FREEDOM LEAF, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-190067	46-2093679
(State of incorporation)	(Commission File Number)	(IRS Employer No.)

3571 E. Sunset Road, Suite 420

Las Vegas, Nevada 89120

(Address of principal executive offices and Zip Code)

(702) 499-6022

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 6, 2014, the Company’s shareholders appointed Richard C. Cowan and Clifford J. Perry, as directors on the Board of Directors. Their respective bios are below.

On November 6, 2014, the Board of Directors appointed Richard C. Cowan to serve as chief executive officer and chief financial officer, in addition to his duties as a director.

On January 22, 2015, the Company’s shareholders appointed Raymond P. Medeiros as a director on the Board of Directors. His bio is below.

On February 28, 2015, Richard C. Cowan resigned as chief executive officer and chief financial officer, to accommodate the appointment on March 1, 2015 of Clifford J. Perry as chief executive officer and chief financial officer. Mr. Perry’s bio is below.

Richard C. Cowan, 74, director, is a renowned activist, published writer and former National Director of the National Organization for the Reform of Marijuana Laws (NORML); is a current Board Member of The Marijuana News; and Co-Founder of Freedom Leaf, Inc. He worked with Cannabis Science, Inc. (CBIS) from 2009 until he retired in 2014. In 2015, Mr. Cowan was recently reappointed to the Board of NORML and is internationally active in the cannabis legalization movement. Mr. Cowan holds a B.A. in Economics from Yale University.

Clifford J. Perry, 62, co-founder, chief executive officer, chief financial officer, and director, has an extensive entrepreneurial background owning a number of Master Franchise operations with major franchisors, such as The Crab House and Cinnabon. He also took a real estate seminar company from $0 in revenue to over $3 million in gross revenues within one year. In 2009, for that year only, he was Executive Vice President of Business Development for the first U.S. public company in the Marijuana Industry, Medical Marijuana, Inc. (MJNA). He created the first revenue source for Medical Marijuana, Inc., utilizing his expertise in educational training seminars, branding, licensing and event planning to develop and produce the “National Medical Marijuana Educational Expo.” Mr. Perry has been consulting to companies in this space since 2009.  Mr. Perry has, over his business career, been either a consultant or a principle, involved in Franchising, Licensing, Network Marketing, Trademark, Copyright & Patents, Print, Indoor/Outdoor/Digital Advertising, Telephony, Hotel, Resort, Restaurant, Hospitality, Nightclub, Event Production, Concert Promotion, Video & Film Production, Business Aviation, Luxury and High Performance Auto Restoration, Oil & Gas, Mining, Shipping, Counter Trade, Traditional, Alternative & Complimentary Healthcare, Non-Profit Fundraising.

Raymond P. Mederios, 66, director, is an experienced entrepreneur and marketing executive, has focused on successfully investing in the turnaround of financially troubled companies and has founded several start-up companies. Mr. Medeiros has managed many facets of operating a successful business including: operations, finance, human relations, sales and marketing in retail, import, manufacturing, hospitality, financial services and computer technology. Mr. Mederios was involved with Runco International (www.runco.com), a high technology consumer manufacturer, as a Senior Executive for nearly eight years. Mr. Medeiros reported to, and worked with, the CEO, to develop company strategy and manage IT. Additionally, he advised the Vice President of Marketing, and had oversight over the finance and legal operations.  The company was sold to a public company, Planar Systems, Inc. In 1992, Medeiros founded NewGate Internet, a pioneer Internet company, which was one of the first companies to market on the Internet and effectively assisted companies, such as the Gap and LEGO, to use the Internet to brand themselves. NewGate was recognized as an industry leader in paid search for online retailers. In 2006, it was sold to iCrossing (www.icrossing.com), a Hearst Corporation. Over the past 40 years, Mr. Medeiros has worked with a number of non-profit organizations as a volunteer and/or board member. In 2012, he founded a new non-profit called Business Cares to match non-profits with businesses developing creative projects that benefit both organizations: raising funds for the non-profit and goodwill for the business. He holds a BS in Business Administration with an emphasis in Marketing from Kent State University.

Messrs. Cowan and Mederios do not have a compensation package at this time. The Company may enter into an agreement at a later date. Mr. Perry has an informal agreement to be compensated at the rate of $10,000 per month. The Company will formalize a compensation package and report accordingly.

ITEM 9.01 EXHIBITS

(b) Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2015

Freedom Leaf, Inc.

By:	/s/ Clifford J. Perry
Clifford J. Perry CEO

 , Jurisdiction, CORPORATION, Entity type and

FREEDOM LEAF, INC., Name of surviving entity NEVADA, Jurisdiction, CORPORATION, Entity type